Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-283721 on Form S-3 and Registration Statement No. 333- 275126 on Form S-8 of our report dated March 26, 2024 (January 8, 2025, as to the effects of the reverse stock split described in Note 1) relating to the financial statements of Allurion Technologies, Inc. appearing in this Current Report on Form 8-K of Allurion Technologies, Inc. filed on January 8, 2025.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 8, 2025